EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
RECEIVES POTENTIALLY SUPERIOR PROPOSAL

        Scarsdale, New York, May 21, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that Premier Home Health Care Services, Inc. delivered a new proposal, subject to financing, offering to acquire NHHC by merger, paying each shareholder (x) $12.75 per share in cash plus (y) the amount of any reduction in the break-up fee and/or expense reimbursement contained in the previously announced Amended and Restated Agreement and Plan of Merger between NHHC and certain affiliates of Angelo Gordon & Co. The proposal also differs from the proposal referred to in the Company’s press releases dated May 15, 2007 and May 17, 2007 principally because of the elimination of the $20 million cash requirement and the inclusion of an option on the part of Premier to pay an unspecified portion of the merger consideration to Frederick H. Fialkow by promissory note. A new financing commitment letter has not been received by the Company, and it is therefore unknown whether the concerns previously identified with Premier’s financing have been addressed. In addition, the new proposal refers to employment contracts of unknown form with unidentified “key employees”. The Special Committee of NHHC’s Board of Directors met on Monday, May 21, 2007 and recommended unanimously to the Board of Directors that the revised proposal would reasonably be expected to lead to a Superior Proposal within the meaning of the Amended and Restated Agreement and Plan of Merger between NHHC and certain affiliates of Angelo Gordon & Co., and should be pursued in the exercise of the Board’s fiduciary duties. NHHC’s Board of Directors unanimously accepted the recommendation of the Special Committee. Neither the Special Committee nor the Board of Directors of NHHC know whether this proposal will actually mature into a Superior Proposal because of the apparent lack of a new financing commitment and because the new Premier proposal and some of the new ancillary agreements contemplated thereby contain items that require negotiation and/or clarification and may involve participation by third parties not under the control of the Company, such as the unnamed “key employees” and/or Mr. Fialkow. The Board has directed that a form of confidentiality agreement be provided to Premier for execution, so that negotiations can begin immediately. As previously announced, Premier had refused to sign a new confidentiality agreement in connection with its last proposal and under the terms of the Amended and Restated Agreement and Plan of Merger between the Company and affiliates of Angelo Gordon & Co., NHHC cannot negotiate with Premier unless it signs such a confidentiality agreement. Angelo Gordon’s affiliates have the right to terminate the Amended and Restated Agreement and Plan of Merger if the NHHC Board of Directors fails to recommend against the Premier proposal by the close of business on May 23, 2007.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.